UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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UBIQUITEL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 26, 2006, UbiquiTel Inc. sent the following letter to Deephaven Capital Management LLC:

May 26, 2006

Matthew C. Halbower

Deephaven Event Trading Ltd.

Deephaven Distressed Opportunities Trading Ltd.

MA Deep Event Ltd.

c/o Deephaven Capital Management LLC

130 Cheshire Lane, Suite 102

Minnetonka, MN 55305

Dear Mr. Halbower:

We have received your letter dated May 24, 2006 regarding the election of directors at the June 27, 2006 Annual Meeting of Stockholders. UbiquiTel’s Board of Directors continues to strongly support the election of its nominees, who have consistently demonstrated their commitment to protecting and enhancing value for UbiquiTel stockholders, including by negotiating the merger with Sprint Nextel described in our definitive proxy statement (the “Sprint Nextel Merger”).

We note your April 26, 2006 letter informing the company of your objection to the Sprint Nextel Merger. We remain convinced that the proposed merger is the best strategic option available and provides a fair price for UbiquiTel’s shares. The UbiquiTel Board, with the assistance of its financial and legal advisors, conducted a lengthy and rigorous process which resulted in the unanimous decision to pursue the Sprint Nextel Merger.

Our Board and management share your interest in maximizing value for UbiquiTel stockholders. The best way to achieve that objective is by continuing to pursue the Sprint Nextel Merger.

Sincerely,

/s/ Donald A. Harris

Donald A. Harris
Chairman, President and Chief Executive Officer